SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2005

SENETEK PLC

(Exact Name of Registrant as Specified in Charter)

England	0-14691	77-0039728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Airpark Road Napa, California	94558
(Address of Principal Executive Offices)	(Zip Code)

(707) 226-3900

(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Senetek Plc, an English company (“Senetek”).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On April 1, 2004 Senetek Plc (the “Company”) received the resignation of Dr. Franklin Pass from its Board of Directors. On April 4, 2004 Mr. Andreas Tobler and Dr. Uwe Thieme tendered their resignations from the Company’s Board of Directors.

Each of these resignations is voluntary and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Each of the former directors has advised the Company that they are resigning their positions as directors to devote more time to their respective principal business interests.

(d) On April 4, 2005, Mr. Michael Khoury and Mr. Rani Aliahmad were appointed to the Company’s Board of Directors. Mr. Khoury and Mr. Aliahmad were appointed at the request of the holders of the Company’s Senior Notes and related warrants under a provision in the Company’s September 2003 debt restructuring agreement that permits these holders to designate two directors to the Company’s Board who are “independent” within the meaning of the federal securities laws and related Nasdaq Stock Market provisions and whose qualifications are reasonably satisfactory to a majority of the members of the Company’s Board.

The Board committee assignments for Mr. Khoury and Mr. Aliahmad will be determined at a later date.

Item 8.01 Other Events

On April 5, 2005 Senetek issued a press release announcing the resignations of Dr. Pass, Dr. Thieme and Mr. Tobler from Senetek’s Board of Directors and the appointment to the Board of Messrs. Khoury and Aliahmad.

The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	The following exhibit is filed as part of this report:

Press release dated April 5, 2005 is filed as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2005	SENETEK PLC
(Registrant)

	By:	/s/ Frank Massino
	Name:	Frank Massino
	Title:	Chief Executive Officer

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated April 5, 2005 announcing the resignations as directors of Dr. Pass, Dr. Thieme and Mr. Tobler and the appointment to the Board of Mr. Khoury and Mr. Aliahmad.